EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

JUNE 20, 2005

CONTACTS:

JEFF MOBLEY VICE PRESIDENT INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING OF TENDER OFFERS AND CONSENT SOLICITATIONS FOR 8.125% SENIOR NOTES

DUE 2011 AND 9.00% SENIOR NOTES DUE 2012

OKLAHOMA CITY, OKLAHOMA, JUNE 20, 2005 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it has calculated the consideration that it will pay to holders in conjunction with its previously announced tender offers and consent solicitations relating to its $245,407,000 aggregate principal amount of 8.125% Senior Notes due 2011 (CUSIP No. 165167AS6) (the “8.125% Notes”) and its $300,000,000 aggregate principal amount of 9.00% Senior Notes due 2012 (CUSIP No. 165167AX5) (the “9.00% Notes” and, together with the 8.125% Notes, the “Notes”), each of which commenced on June 7, 2005.

The total consideration, including the consent payment, to be paid for validly tendered 8.125% Notes accepted for purchase was fixed at $1,070.75 per $1,000 principal amount of 8.125% Notes tendered. The total consideration, including the consent payment, to be paid for validly tendered 9.00% Notes accepted for purchase was fixed at $1,138.13 per $1,000 principal amount of 9.00% Notes tendered.

Holders who validly tender their Notes by 5:00 p.m., New York City time, on June 20, 2005 (the “Consent Date”), will receive the applicable total consideration, which includes the consent payment of $20.00 per $1,000 principal amount of Notes accepted for purchase. Holders who validly tender their Notes by the Consent Date will receive payment for Notes accepted for purchase on the initial payment date, which is expected to be on or about June 21, 2005.

The tender offers are scheduled to expire at 5:00 p.m., New York City time, on July 6, 2005, unless extended (the “Expiration Date”). Holders who validly tender their Notes after the Consent Date and prior to the Expiration Date will receive the total consideration minus the $20.00 consent payment per $1,000 principal amount accepted for purchase. Accordingly, holders who validly tender their 8.125% Notes after the Consent Date and prior to the Expiration Date will receive $1,050.75 per $1,000 principal amount of 8.125% Notes validly tendered and accepted. Holders who validly tender their 9.00% Notes after the Consent Date and prior to the Expiration Date will receive $1,118.13 per $1,000 principal amount of 9.00% Notes validly tendered and accepted. Payment for Notes tendered after the Consent Date will be made promptly after the Expiration Date.

The total consideration to be paid for each validly tendered and accepted 8.125% Note and for each 9.00% Note was fixed at 11:00 a.m. New York City time on Monday, June 20, 2005 (the “Price Determination Date”), on the basis of the pricing formula set forth in the related Offer to Purchase and Consent Solicitation Statement dated June 7, 2005.

All holders with Notes that are accepted for payment will also receive accrued and unpaid interest up to, but not including, the applicable date of payment for the Notes. In connection with the tender offers, the Company is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants and events of default in the indentures governing the Notes. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

Each tender offer is subject to the satisfaction of certain conditions, including Chesapeake’s receipt of tenders of Notes representing at least a majority in principal amount of the 8.125% Notes or 9.00% Notes, as applicable, and completion of a recently announced private offering of senior notes which will be used to finance the tender offers. Neither tender offer is conditioned upon the other, and either tender offer may be closed without the closing of the other. The terms of the tender offers are described in the Company’s Offer to Purchase and Consent Solicitation Statement dated June 7, 2005, copies of which may be obtained from MacKenzie Partners, Inc., the information agent for the tender offers, at (800) 322-2885 (US toll-free) and (212) 929-5500 (collect).

The Company has engaged Bear, Stearns & Co. Inc. and Wachovia Securities to act as dealer managers and solicitation agents in connection with the tender offers. Questions regarding the tender offers may be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, at (877) 696-2327 (toll-free) and (212) 272-5112 (collect) or Wachovia Securities, Liability Management Group, at (866) 309-6316 (toll-free) and (704) 715-8341 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The tender offers are being made solely by the Offer to Purchase and Consent Solicitation Statement dated June 7, 2005.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast and Ark-La-Tex (including the Barnett Shale) regions of the United States. The company’s Internet address is www.chkenergy.com.